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                                                                    EXHIBIT 6(c)

                              CONSULTING SERVICES
                                   AGREEMENT
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   THIS CONSULTING SERVICES AGREEMENT is made and executed by and between MD
HealthShares Corporation ("HealthShares"), a Louisiana corporation having its principal executive offices at Suite 800, 3501 North Causeway Boulevard, Metairie, Louisiana; and Arthur Andersen LLP, ("Arthur Andersen") a professional limited liability partnership having its offices at Suite 2200, 225 Peachtree Street, N.E., Atlanta, Georgia 30303-1731.

                                   Recitals

   (a) MD HealthShares was organized and established to serve as a holding company for the development of a physician-owned and directed health care provider network and financing entities to operate throughout the state of Louisiana with a full range of insurance and managed care products, initially through a health maintenance organization (HMO).

   (b) MD HealthShares requires and desires to contract for the provision of expert consulting services to assist MD HealthShares in the design, development and organization of and product design for an HMO to be established as a wholly-owned subsidiary of MD HealthShares.

   (c) In response to MD HealthShares's request for proposals from qualified consultants, Arthur Andersen has represented that it possesses the requisite expertise, experience and professional resources to provide the consulting services required by MD HealthShares.

   NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter expressed, MD HealthShares and Arthur Andersen hereby covenant, stipulate and agree as follows:

   (S)1 ENGAGEMENT OF, SERVICES TO BE PERFORMED BY ARTHUR ANDERSEN. MD HealthShares hereby engages Arthur Andersen to perform, and Arthur Andersen hereby agrees to perform, in cooperation with MD HealthShares, its directors, attorneys and other consultants, and for and on behalf of MD HealthShares, those professional consulting and advisory services described by Arthur Andersen in its proposal to MD HealthShares dated October 13, 1995 (the "Proposal"), which is incorporated herein by reference. Such services shall be undertaken, performed and completed substantially within the time periods projected in the Proposal by the employed and contracted professional personnel identified and designated therein, except as modifications of such time periods and personnel may be approved or requested by MD HealthShares.

   (S)2 PROFESSIONAL FEES. MD HealthShares will compensate Arthur Andersen for its professional services under this Agreement according to the level of effort required of Arthur Andersen to complete the engagement and the time which Arthur Andersen personnel necessarily or appropriately devote to completion of its services, in accordance with the fees estimated for each of the several components of such services as delineated at page 16 of the Proposal; provided, however, that, without respect to the level of effort or amount of time actually required for completion of any such component of services, the total amount which MD HealthShares shall be obligated to pay Arthur Andersen shall not exceed the maximum cost estimated for each such component as set forth at page 16 of the Proposal.

   (S)3 REIMBURSABLE EXPENSES. In addition to the professional fees provided for in the preceding section, MD HealthShares will reimburse Arthur Andersen for usual, customary and reasonable expenses, for travel, lodging, meals, duplication and communication and other out-of-pocket costs, necessarily or appropriately incurred by Arthur Andersen in its performance of services under this Agreement.

   (S)4 MINIMIZATION OF FEES AND EXPENSES. Arthur Andersen will use its best efforts to keep its professional fees and expenses to the minimum necessary to satisfactorily accomplish the completion of its consulting services to MD HealthShares under this Agreement.

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MD HEALTHSHARES CORP/              CONSULTING SERVICES
ARTHUR ANDERSEN LLP                     AGREEMENT                              2
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   (S)5   BILLING AND PAYMENT.  Arthur Andersen shall render monthly written invoices to MD HealthShares for its professional fees accrued and itemized reimbursable expenses incurred during the preceding calendar month. Such fees and expenses shall be payable by MD HealthShares to Arthur Andersen within 30 days of the date of issue of any such invoice. In addition to such monthly invoices, Arthur Andersen shall, within 20 days of the conclusion of each calendar quarter during the term of this Agreement, furnish MD HealthShares with a detailed written statement reflecting all time devoted by Arthur Andersen to its services hereunder during the preceding calendar quarter, describing the services and activities of Arthur Andersen personnel by date performed, time incurred, and responsible personnel.

   (S)6 RETAINER PAYMENT. As a retainer for Arthur Andersen's services hereunder, and as a credit against professional fees and expenses to be accrued and incurred hereunder, concurrently with execution of this Agreement, MD HealthShares will pay to Arthur Andersen the sum of Fifty Thousand and No/100 Dollars ($50,000.00). Such amount shall be retained by Arthur Andersen as a credit against the professional fees and expenses due Arthur Andersen hereunder and shall be credited against the final invoice rendered by Arthur Andersen upon completion of its services under this Agreement, with any balance of such retainer refunded by Arthur Andersen to MD HealthShares.

   (S)7 TERMINATION. This agreement shall be deemed terminated on such date as it has completed the services provided for in (S)1 of this Agreement. This Agreement, however, and Arthur Andersen's services hereunder may be terminated by MD HealthShares at any time prior to such term upon 15 days written notice by MD HealthShares to Arthur Andersen of MD HealthShare's intent that this Agreement be terminated. Upon termination of this Agreement, the parties shall have no further rights or obligations under this Agreement, for the provision of services, the payment of professional fees or expenses or otherwise, except as have accrued as of or prior to the effective date of termination.

   (S)8 CONFIDENTIALITY. It is recognized and understood by the parties to this Agreement that each may have access to confidential or proprietary information made available by the other. Both MD HealthShares and Arthur Andersen covenant and agree that each shall protect such confidential information in the same manner as it protects its own confidential information of like kind.

   (S)9 OWNERSHIP, USE OF DELIVERABLES. MD HealthShares shall own the deliverables produced by Arthur Andersen, which shall not include any proprietary products or methods Arthur Andersen may use in the course of the project. Arthur Andersen may and shall retain copies of the same for its quality assurance purposes. Subject to their obligations of confidentiality, each of the parties hereto shall be free to use the concepts, techniques, and know-how used and developed in the project. In any event, Arthur Andersen shall continue to be free to perform similar services for its other clients using its general knowledge, skills, and experience.

   (S)10 LIMITATION OF LIABILITY. Neither Arthur Andersen nor MD HealthShares shall be liable to the other party for more than the fees paid under this Agreement or for any delays or failures to perform due to causes beyond their control. Arthur Andersen will not be liable for any consequential, incidental, or punitive loss or expense even if it has been advised of their possible existence.

   (S)11 LIMITATION OF RESPONSIBILITIES. The responsibilities of Arthur Andersen are limited to identification, documentation, and appropriate communication of recommendations to MD HealthShares, and accordingly, the ultimate implementation of recommendations is the responsibility of MD HealthShares.

   (S)12 INDEMNIFICATION. MD HealthShares shall indemnify and hold harmless Arthur Andersen and its personnel from any claims, liabilities, costs, and expenses (including, without limitation, attorneys' fees and the time of Arthur Andersen personnel involved) brought against, paid, or incurred by Arthur Andersen at any time and in any way arising out of or relating to Arthur Andersen's services under this Agreement.

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MD HEALTHSHARES CORP/              CONSULTING SERVICES
ARTHUR ANDERSEN LLP                     AGREEMENT                              3
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except to the extent finally determined to have resulted from the gross negligence or willful misconduct of Arthur Andersen personnel. This provision shall survive the termination of this Agreement for any reason.

   (S)13 REFERENCES. Any specific reference made by Arthur Andersen to third parties about this project shall be subject to the prior approval of MD HealthShares.

   (S)14 QUALITY ASSURANCE PARTNER. William W. Summerour will serve as Arthur Andersen's quality assurance partner with respect to this engagement and will be available to MD HealthShares at (504) 581-5454.

   (S)16 WARRANTY REGARDING PERFORMANCE. Arthur Andersen warrants that its services will be performed in a professional and workmanlike manner in accordance with applicable professional standards and shall re-perform any work not in compliance with this warranty brought to its attention within a reasonable amount of the time after the work is performed. THE PRECEDING IS ARTHUR ANDERSEN'S ONLY WARRANTY CONCERNING THE SERVICES AND DELIVERABLES AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTIBILITY OR OTHERWISE.

   IN WITNESS WHEREOF, MD HealthShares and Arthur Andersen have caused this Agreement to be subscribed and executed, in duplicate original, by their undersigned officers, agents or representatives, duly authorized hereunto, on the date hereinafter indicated.

MD HEALTHSHARES CORPORATION             ARTHUR ANDERSEN LLP



BY: /s/ JAMES A. WHITE, III, M.D.       BY: /s/ MARK D. OSHNOCK
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        James A. White, III, M.D.               Mark D. Oshnock
              President                            Partner

DATE:    11-22-95                       DATE:    11/30/95
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